Exhibit 12.01

CITIGROUP INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES

	YEAR ENDED DECEMBER 31,
In millions of dollars, except for ratios	2003	2002 (2)	2001 (2)	2000 (1)(2)	1999 (1)(2)
EXCLUDING INTEREST ON DEPOSITS:

Fixed charges
Interest expense (other than interest on deposits)	$10,364	$12,659	$20,090	$23,072	$17,687
Interest factor in rent expense	466	451	444	416	292
Total fixed charges	$10,830	$13,110	$20,534	$23,488	$17,979

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$26,333	$20,537	$20,519	$19,297	$16,247
Fixed charges	10,830	13,110	20,534	23,488	17,979
Total income	$37,163	$33,647	$41,053	$42,785	$34,226

Ratio of income to fixed charges excluding interest on deposits	3.43	2.57	2.00	1.82	1.90

INCLUDING INTEREST ON DEPOSITS:

Fixed charges
Interest expense	$17,271	$21,248	$31,793	$36,459	$28,498
Interest factor in rent expense	466	451	444	416	292
Total fixed charges	$17,737	$21,699	$32,237	$36,875	$28,790

Income
Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	$26,333	$20,537	$20,519	$19,297	$16,247
Fixed charges (excluding preferred stock dividends)	17,737	21,699	32,237	36,875	28,790
Total income	$44,070	$42,236	$52,756	$56,172	$45,037

Ratio of income to fixed charges including interest on deposits	2.48	1.95	1.64	1.52	1.56

(1)  On November 30, 2000, Citigroup completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests.

(2)  On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC) (an indirectwholly owned subsidiary of Citigroup on December 31, 2001).  Following the distribution, Citigroup began reporting TPC as discontinued operations in the Company’s Consolidated Statement of Income.  The calculation of the ratio of income to fixed charges excludes discontinued operations.  Prior periods have been restated to conform to the 2003 presentation.